Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
charlie.christy@citizensbanking.com	kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP ADJOURNS ITS SPECIAL
SHAREHOLDERS’ MEETING
FLINT, MICHIGAN, September 10, 2009 -— Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today that it has again temporarily adjourned its special shareholders’ meeting due to a low number of shares voted. As of the commencement of today’s special shareholder meeting, approximately 57% of the total common shares outstanding had been voted. Of those that voted so far, approximately 83% voted in favor of the one remaining proposal presented to the shareholders. The adjournment will enable the board of directors to solicit additional proxies in connection with its proposal to amend the company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 150 million to 1.05 billion shares (“the Common Stock Proposal”).
“As the largest bank headquartered in Michigan, Citizens is committed to help lead Michigan out of these uncertain economic times. Shareholder approval of the Common Stock Proposal is required to successfully complete our current exchange offers, which will strengthen our balance sheet to withstand future economic challenges. Maintaining our strong capital level will enable us to continue to make loans and support the communities we serve,” commented Cathleen H. Nash, president and chief executive officer.
The Common Stock Proposal requires the affirmative vote of a majority of total outstanding shares of our common stock entitled to vote at the meeting. The special shareholders’ meeting will reconvene at 3:00 p.m. local time on September 16, 2009 at the Citizens Republic Bancorp, Inc. corporate headquarters at 328 South Saginaw Street, Flint, Michigan 48502. Shareholders as of the July 29, 2009 record date may continue to vote on the Common Stock Proposal through the internet or by telephone until 11:59 p.m. September 15, 2009.
Citizens also announced that it has extended the expiration date for its offers to issue its common shares in exchange for its outstanding 5.75% Subordinated Notes due 2013 (the “Subordinated Notes”) and its outstanding 7.50% Enhanced Trust Preferred Securities of Citizens Funding Trust I (the “Trust Preferred Securities”) (the “Exchange Offers”) from 11:59 p.m., New York City time, on September 14, 2009 to 11:59 p.m., New York City time, on September 25, 2009. In connection with this change, Citizens has also changed the “Pricing Date” for calculating the “Relevant Price” at which Citizens’ common shares will be valued for purposes of the Exchange Offers to be the new expiration date of the Exchange Offers (September 25, 2009), rather than the original expiration date (September 14, 2009). As a result, the Relevant Price will be determined based upon the average volume weighted average price for the five consecutive trading day period ending on and including September 25, 2009 (unless further modified).

Citizens has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) in connection with its offers to issue its common shares in exchange for its outstanding 5.75% Subordinated Notes due 2013 (the “Subordinated Notes”) and its outstanding 7.50% Enhanced Trust Preferred Securities of Citizens Funding Trust I (the “Trust Preferred Securities”) (the “Exchange Offers”). Before you invest, you should read the prospectus in the registration statement and other documents Citizens has filed with the SEC for more complete information about Citizens and the Exchange Offers. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the prospectus and letters of transmittal may be obtained upon request by contacting D.F. King & Co., Inc., the information and exchange agent at (800) 714-3312 or, for banks and brokers, at (212) 269-5550 (collect).
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell, any securities. The solicitation of offers to exchange the Subordinated Notes and the Trust Preferred Securities for common shares will only be made pursuant to Citizens’ prospectus dated September 10, 2009, and related documents that Citizens has filed or will file with the SEC.
Citizens has filed a definitive proxy statement with the SEC in connection with the solicitation of proxies by the board of directors for the special meeting of shareholders to which this communication, in part, relates. The proxy statement contains important information that shareholders should read before making any voting decision. The proxy statement and proxy are available for free by visiting the SEC’s web site at www.sec.gov or Citizens’ website at www.citizensbanking.com.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin and Indiana as Citizens Bank and in Iowa as F&M Bank, with 231 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 42nd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
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